Exhibit 10.55

December 12, 2016

Craig M. Audet

14926 Vista Del Oceano

Del Mar, CA 92014

Dear Craig,

This confirms Arena agrees, subject to your providing an effective general release in accordance with the Amended and Restated Severance Benefit Plan (the “Plan”), to offer to amend your severance benefits as follows:

1.

You will have an extension of time from 12 months to up to 24 months from your employment termination date of October 14, 2016 (but not beyond the original contractual life of the options) to exercise outstanding vested and previously unexercised stock options granted to you by Arena; and

2.

Arena will pay you a lump sum of $33,156 less applicable federal and state income and employment taxes, in lieu of paying for 12 months of COBRA benefits as provided in the Plan. Such payment would be paid when the cash severance benefits are paid under the Plan.

Except as provided above, you remain eligible to receive the other benefits provided to you in the Plan. You understand and agree that an extension of the post-termination exercise period for your stock options may disqualify, immediately, any stock options that were previously considered “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, under the rules of such code. You also understand and agree this letter does not change the vesting of your stock options.

If the foregoing is acceptable, please execute and return a copy of this letter. We wish you the best in your next endeavor.

Very truly yours,

/s/ Amit Munshi

Amit Munshi
President & CEO

Arena Pharmaceuticals, Inc.

ACCEPTED AND AGREED:

/s/ Craig M. Audet	Date:	December 13, 2016
Craig M. Audet

1

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